Exhibit 10.48

November 3, 2008

Rick E Winningham

901 Gateway Boulevard

South San Francisco, CA 94080

Dear Rick:

You and Theravance, Inc. (the “Company”) signed an offer letter dated August 23, 2001 (the “Offer Letter”).  To avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Offer Letter is hereby amended by inserting the following new provisions at the end of the Offer Letter:

Separation from Service.  Wherever the Offer Letter refers to a termination of employment without cause, the reference will be construed as a Separation, as defined below.  For all purposes under the Offer Letter, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.  This paragraph supersedes any contrary provision of the Offer Letter.

Release and Commencement of Payments.  The requirement of the Offer Letter that you execute a release of claims in order to receive severance benefits will be interpreted as follows:  the Company will deliver the form of release to you within 30 days after your Separation.  You must execute and return the release within the period of time set forth in the form of release provided by the Company, but in no event may the release be signed and become effective later than the date that is two months after the end of the year in which the Separation occurs.  The severance payment under the Offer Letter will be paid within 30 days after you return the release, but in no event later than the date that is two and one-half months after the end of the year in which the Separation occurs (provided the release has been timely received).

Mandatory Deferral of Payments.  If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (a) the severance payment under the Offer Letter, to the extent subject to Section 409A of the Code, will commence during the seventh month after your Separation and (b) the severance that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the severance payments commence.  If applicable, this paragraph supersedes any contrary provision of this amendment or the Offer Letter.

Except as expressly set forth above, the Offer Letter will remain in effect without change.

You may indicate your agreement with this amendment of the Offer Letter by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.  This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours,

Theravance, Inc.

/s/ P. Roy Vagelos
By: P. Roy Vagelos
Title: Chairman of the Board of Directors

I have read and accept this amendment:

/s/ Rick E Winningham
Rick E Winningham

Dated: December 23, 2008